RIVERVIEW COMMUNITY BANK

DIRECTORS' AND EXECUTIVE OFFICERS'
DEFERRED COMPENSATION PLAN
(2008 Restatement)

Effective: December 17, 2008

RIVERVIEW COMMUNITY BANK
DIRECTORS' AND EXECUTIVE OFFICERS'
DEFERRED COMPENSATION PLAN
(2008 Restatement)
 Page

ARTICLE 1	DEFINITIONS
1.1	Account	2
1.2	Bank	2
1.3	Beneficiary	2
1.4	Board	2
1.5	Code	2
1.6	Committee	2
1.7	Compensation	2
1.8	Deferral Election	3
1.9	Determination Date	3
1.10	Director	3
1.11	Disabled or Disability	3
1.12	Executive Officer	3
1.13	Interest	3
1.14	Participant	3
1.15	Participating Subsidiary	3
1.16	Participation Agreement	3
1.17	Plan Benefit	3
1.18	Plan Year	3
1.19	Separation from Service	3

ARTICLE 2	PARTICIPATION

2.1	Participation	4
2.2	Deferral Elections	4
2.3	Modification or Revocation of Deferral Elections	4

ARTICLE 3	DEFERRED COMPENSATION ACCOUNTS
3.1	Maintenance of Accounts	5
3.2	Account Adjustments	5
3.3	Account Statements	5

ARTICLE 4	PLAN BENEFITS
4.1	Amount of Benefit	6
4.2	Time of Payment	6
4.3	Form of Payment	6
4.4	Overrides	7
4.5	Change in Time or Form of Payment	7
4.6	Special 2008 Elections	7
4.7	Hardship Withdrawals	7
4.8	Death Benefits	8

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RIVERVIEW COMMUNITY BANK

DIRECTORS' AND EXECUTIVE OFFICERS'
DEFERRED COMPENSATION PLAN
(2008 Restatement)

PREAMBLE

A.	PURPOSE. The purpose of this Plan is to assist the Bank in attracting, motivating and retaining high caliber executive talent for its Board of Directors and its senior management by:

(1) Providing its Directors and Executive Officers with the opportunity to defer their fees or compensation on a pre tax and tax-sheltered basis;

(2) Correlating the earnings credited to the deferred Compensation to the Bank's yield on assets;

(3) Allowing Participants to receive payment of their deferred funds upon their Separation from Service or an unexpected financial hardship; and

(4)  Upon a change in control, requiring the deferred funds to be held in a "rabbi trust" where, although those funds would be subject to the claims of creditors in the event of the Bank's insolvency, they would be otherwise dedicated solely to providing benefit payments under the Plan.

B.
ERISA EXEMPTION. This is an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. As such, this Plan is intended to qualify as a "top hat plan" exempt from Part 2 (minimum participation and vesting standards), Part 3 (minimum funding standards) and Part 4 (fiduciary responsibility provisions) of Title I of the Employee Retirement Income Security Act of 1974. The provisions of the Plan shall be interpreted and administered according to this intention.

C.	EFFECTIVE DATES. This 2008 Restatement is a restatement in its entirety of the Riverview Directors' and Officers' Deferred Compensation Plan, which has effective dates as follows:

(1) The original plan was adopted December 18, 1986.

(2) The 2002 Restatement was effective December 18, 2002.

(3)  The Interim Plan Document for Operational Compliance with the American Jobs Creation Act was effective January 1, 2005, subject to reasonable good faith interpretations of the requirements of Code  409A and the applicable interim guidance.

(4) This 2008 Restatement is effective December 17, 2008, and is intended to bring the Plan into compliance with Code 409A and make other changes to facilitate Plan administration.

D.	CITATIONS. Citations to sections of the Code or Treasury regulations are to those sections as amended or any successor provision.

E.	NAMING CONVENTION. This Plan document uses the following system for naming, numbering and lettering the major divisions in its textB

ARTICLE 1
1.1 Section.
(a) Subsection
(1) Paragraph

(A) Subparagraph.
(i) clause.
(I) Subclause.

ARTICLE I DEFINITIONS

Words and phrases that appear in this Plan with initial capital letters signify defined terms with the meanings given in this section. Words appearing in the following definitions which are themselves defined terms are also indicated by initial capital letters.

1.1	ACCOUNT means the separate bookkeeping account maintained by the Bank under Article 3 with respect to each Participant to record each Participant's Plan Benefit.

1.2	BANK means Riverview Community Bank and its holding company.

1.3	BENEFICIARY means the person, persons or entity designated by the Participant, or as otherwise determined under Article 5, to receive any Plan Benefits payable after a Participant's death.

1.4	BOARD means the Board of Directors of the Bank.

1.5	CODE means the Internal Revenue Code of 1986, as amended.

1.6	COMMITTEE means the Deferred Compensation Committee appointed to administer the Plan pursuant to Article 6.

1.7	COMPENSATION means.

(a) With respect to a Director -- Board meeting attendance fees.

(b) With respect to an Executive Officer -- salary, bonuses that are considered to be "wages" for federal income tax withholding purposes.

1.8	DEFERRAL ELECTION means an election by a Participant to defer Compensation pursuant to Article 2.

1.9	DETERMINATION DATE means the last day of each calendar month.

1.10	DIRECTOR means a member of the Board.

1.11	DISABLED or DISABILITY means a Participant is:

(a)  Unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than 12 months;

(b)  By reason of any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Bank or a Participating Subsidiary; or

(c) Determined to be totally disabled by the Social Security Administration.

The Committee, in its sole discretion, shall determine whether a Participant is Disabled.

1.12	EXECUTIVE OFFICER means any officer at the level of Senior Vice President or above.

1.13
INTEREST means interest computed on a Determination Date at the rate of the Bank's average yield on assets for the prior calendar year, less one hundred (100) basis points. The term "yield on assets" shall mean the "total revenue" as reported on the Bank's Thrift Financial Report or Bank Call Report, as applicable, for that calendar year divided by the average total assets of the Bank during that calendar year. For this purpose, "average total assets" will be determined by taking the average of the Bank's assets as reported on its Thrift Financial Report or Bank Call Report, as applicable, as of January 1 of that calendar year and at the end of each calendar quarter in that same calendar year.

1.14	PARTICIPANT means any Director or Executive Officer who elects to participate by filing a Participation Agreement as provided in Article 2.

1.15	PARTICIPATING SUBSIDIARY means any subsidiary of the Bank except those that affirmatively elect not to participate in this Plan.

1.16
PARTICIPATION AGREEMENT means the agreement filed by a Participant prior to the beginning of the first period for which the Participant's Compensation is to be deferred. A new Participation Agreement shall be filed by the Participant for each separate Deferral Election.

1.17	PLAN BENEFIT means the benefit payable to Participants, as determined under Article 4.

1.18	PLAN YEAR means the calendar year.

1.19	SEPARATION FROM SERVICE means:

(a) With respect to a Director the date the Director is no longer serving on the Board.

(b) With respect to an Executive Officer the date the Executive Officer is no longer employed by the Bank or by any Participating Subsidiary.

ARTICLE 2 PARTICIPATION
2.1	PARTICIPATION. Participation in the Plan shall be limited to Directors and Executive Officers who elect to participate by filing a Participation Agreement with the Committee or its designee.

2.2	DEFERRAL ELECTIONS.

(a) Initial Enrollment.

(1)   In order to defer Compensation in the first Plan Year that a Participant becomes eligible to participate in the Plan, the Participant must file a Participation Agreement no later than thirty (30) days following notification by the Committee of eligibility to participate.

(2) Except as provided in paragraph (3) below, the Deferral Election will be effective only for the Compensation paid for services to be performed after the date the election is filed.

(3)   In the case of bonus Compensation, the Deferral Election will be effective only for the portion of the bonus paid for services performed after the date the election is filed. That portion will be determined by multiplying:

(A) The total bonus payment by the ratio of the number of days remaining in the bonus measuring period after the election is filed; by

(B) The total number of days in the bonus measuring period.

(b) Annual Enrollment. New Deferral Elections shall be made annually by filing a Participation Agreement with the Committee before December 15th (or such other deadline as established by the Committee from time to time) of any Plan Year stating the amount or percentage of Compensation that the Participant elects to have deferred during the upcoming Plan Year. A Participant may elect a schedule of deferral percentages or amounts that will apply at stated times or during stated periods in the coming Plan Year.

(c) Minimum and Maximum Deferral Limits. The minimum deferral for a Plan Year is One Hundred Dollars ($100.00). The maximum deferral for Executive Officers shall be fifty percent (50%) of Compensation otherwise payable to the Participant during the Plan Year. Directors are not subject to a maximum deferral.

2.3	MODIFICATION OR REVOCATION OF DEFERRAL ELECTIONS.

(a)   Deferral Election may be modified or revoked at any time up until the applicable election deadline specified in Section 2.2(b). After that date, the Deferral Election becomes irrevocable except as provided under subsection (b) below.

(b) A Participant may cancel a Deferral Election as follows:

(1) The cancellation may be made only upon the following events:

(A) An unforeseeable emergency or a hardship distribution under Section 4.7; or

(B) A disability (as defined in paragraph (4) below), provided the cancellation occurs by the later of:

(i) The end of the calendar year in which the Participant incurs the Disability; or

(ii) The 15th day of the third month following the date the Participant incurs the Disability.

(2) The deferral election must be cancelled, not merely postponed or otherwise delayed.

(3) Any later deferral election must be made within the deadline under Section 2.2(b).

(4)   For purposes of subsection (b)(1)(B) above, "disability" means any medically determinable physical or mental impairment resulting in the Participant's inability to perform the duties of the Participant's position or any substantially similar and available position, where that impairment can be expected to result in death or can be expected to last for a continuous period of at least six months.

ARTICLE 3

DEFERRED COMPENSATION ACCOUNTS

3.1
MAINTENANCE OF ACCOUNTS.   An Account shall be maintained for each Participant for   recordkeeping purposes only. The maintenance of Accounts shall not require the Bank to segregate any of its assets for the benefit of a Participant except as provided under Section 4.16 (funding a trust upon a change in control). The deferred Compensation of a Participant, together with accrued Interest, shall be credited to that Participant's Account. Distributions (including hardship withdrawals under Section 4.7) shall be debited from that Account.

3.2	ACCOUNT ADJUSTMENTS. Participants' Accounts shall be adjusted as of each Determination. Date as follows:

(a) First, deducting from the balance of the Account determined as of the preceding Determination Date the amount of any distributions made from that Account since the preceding Determination Date.

(b) Second, crediting Interest on the Account balance, as adjusted under subsection (a) above.

(c) Third, crediting any Compensation deferred since the preceding Determination Date.

3.3
ACCOUNT STATEMENTS.   The Committee shall provide each Participant, within ninety (90) days after the close of each Plan Year and at such other times as determined by the Committee, a statement setting forth the balance of that Participant's Account.

ARTICLE 4

PLAN BENEFITS

4.1
AMOUNT OF BENEFIT. The Plan Benefit shall be equal to the balance of the Participant's Account as of the Determination Date on or before the date of distribution plus the amount of any Compensation deferred since that Determination Date.

4.2	TIME OF PAYMENT.

(a)    Participants may elect on their initial Participation Agreement either a specific date or a fixed schedule of payments starting on a specified date on which distribution of their Plan Benefit is to be made. If a Participant does not make such an election, the Participant's Plan Benefit will be distributed upon the Participant's Separation from Service.

(b)   Distributions shall be made in accordance with subsection (a) except as provided in Section 4.6 (overrides), Section 4.7 (hardship withdrawals), Section 4.8 (death),  Section 4.9 (Disability), Section 4.10 (cashout of small accounts) and Section 4.14  (delayed distributions to key employees).

(c) A Participant may, as allowed under Section 4.5 below and under procedures established by the Committee, change the time of payment elected under subsection (a) above.

(d) Neither the time nor the schedule of any payment under the Plan may be accelerated except:

(1) As otherwise provided in Section 4.7 (hardship withdrawals), Section 4.8 (death), Section 4.9 (Disability), Section 4.10 (cashout of small accounts); or

(2) To the extent allowed under Treas. Reg. 1.409A-3(j)(4) and policies and procedures established by the Committee.

4.3	FORM OF PAYMENT.

(a) Participants may elect on their initial Participation Agreement one of the following forms of payment for their Plan Benefit:

(1) A lump-sum payment (which shall be the default if a Participant fails to elect a form of payment); or

(2) Annual installments in substantially equal payments of principal and Interest over a period not to exceed ten (10) years.

(b) A Participant may, as allowed under Section 4.5 below and under procedures established by the Committee, change the form of payment elected under subsection (a) above.

4.4	OVERRIDES. On their initial Participation Agreements, Participants may also elect one or more override options as follows:

(a)   An override election provides that the time and form of payment elected by the Participant will be followed unless an override event occurs first. If it does, the date of the override event will be the date of distribution and the form of payment will be a lump-sum.

(b) Participants may elect either or both of the following as an override event:

(1) Separation from Service; and/or

(2) "Change in control" as defined in Treas. Reg. 1.409A-3(i)(5).

4.5	CHANGES IN TIME OR FORM OF PAYMENT. Participants may change the time or the form of payment selected for their Plan Benefit upon the following conditions:

(a) The change cannot take effect for at least 12 months after filing the election change form required by the Committee;

(b) If a Participant wants to change the specific date on which a payment is to be made, the Participant must file the required election change form at least 12 months in advance of that date; and

(c)   The Participant must elect to delay the commencement of the payment for at least five years from the original payment date, except in the case of death, Disability or a financial hardship withdrawal under Section 4.7(b).

4.6
SPECIAL 2008 ELECTIONS. Participants may change their elections as to the time and form of payment of their Plan Benefit and elect an override option under Section 4.4 without regard to the deadlines in Sections 4.2, 4.3 and 4.4 or the rules of Section 4.5 provided they file their new elections no later than December 31, 2008 (or such earlier deadline as established by the Committee).

4.7	HARDSHIP WITHDRAWALS.

(a)   A Participant may apply to the Committee for a withdrawal to meet a financial hardship (as defined in subsection (b) below). If the application is approved, the withdrawal will be effective at the later of the date specified in the Participant's application or the date of approval. The approved amount shall be payable in a lump sum.

(b) A "financial hardship" is an unforeseeable financial emergency resulting from:

(1) An illness or accident of the Participant, or the Participant's spouse or dependent (as defined in Code 152, without regard to 152(b)(1), (b)(2) and (d)(1)(B));

(2) Medical expenses (as defined in Code 213(d)) of the Participant, the Participant's spouse or the Participant's dependent (as defined in paragraph (1) above), including prescription drug expenses;

(3) A property casualty loss incurred by the Participant (including the need to rebuild a home following damage not otherwise covered by insurance);

(4) Funeral expenses of a spouse, a Beneficiary or a dependent (as defined in paragraph (1) above); or

(5) A similar extraordinary and unforeseeable circumstance caused by events beyond the Participant's control.

The circumstances that constitute a financial hardship depend upon the facts of each case, but, in general, the purchase of a home or the payment of college tuition is not an unforeseeable emergency.

(c)   A withdrawal cannot exceed the amount necessary to meet the financial hardship (including any amounts necessary to pay any federal, state, local or foreign income taxes or penalties reasonably anticipated to result from the distribution). In making this determination, the Committee does not need to conduct an independent investigation but may reasonably rely on the Participant's written representations that the financial hardship cannot be relieved by:

(1) Reimbursement or compensation by insurance or otherwise;

(2) Liquidating the Participant's assets, to the extent the liquidation of those assets would not cause a severe financial hardship; or

(3) Cancelling deferrals under this Plan.

(d) If a Participant takes a financial hardship withdrawal, the Participant's Account shall be appropriately reduced to reflect the amount withdrawn.

(e) Hardship withdrawals may not be repaid.

(f) Hardship withdrawals shall be treated as taxable distributions from the Plan.

4.8
DEATH BENEFITS. Upon a Participant's death, the unpaid balance of the Participant's Plan Benefit shall be paid to the Participant's Beneficiary in a lump sum as soon as administratively feasible following the date of death.

4.9
DISABILITY BENEFITS. The unpaid balance of a Participant's Plan Benefit shall be paid to the Participant in a lump sum as soon as administratively feasible following the date the Participant is determined to be Disabled.

4.10
CASHOUT OF SMALL ACCOUNTS. Regardless of the time or form of payment elected by a Participant, the Committee, in its sole discretion, may at any time distribute the balance or the unpaid balance of the Participant's Plan Benefit in a lump-sum payment provided that the amount of the Plan Benefit (taking into account all plans that are required to be aggregated with this Plan under Treas. Reg.  1.409A-1(c)(2)) does not exceed the dollar limit under Code 402(g) on 401(k) plan elective deferrals for the year in which the cashout distribution is made.

4.11
WITHHOLDING. All federal, state and local taxes required to be withheld from deferred Compensation paid to employees shall be withheld from benefit payments made under this Plan to or with respect to Participants who are Executive Officers.

4.12	TAX REPORTING. The Trustee shall furnish Participants or Beneficiaries with the appropriate tax form or forms reporting the amount of the payments made to them.

4.13	LOANS. Participants shall not be permitted to borrow from their Accounts.

4.14
DELAYED DISTRIBUTIONS TO KEY EMPLOYEES. The following provisions apply to a distribution made on account of a key employee's separation from service, except to the extent the distribution is exempt under subsection (d) below:

(a) The distribution shall not be made before the date which is six months after the date of the key employee's separation from service or, if earlier, the date of the key employee's death.

(b)   If the key employee would have otherwise received installment payments during the six-month delay period, the Committee, in its sole discretion, shall determine whether the payments that would otherwise have been made during the six-month delay period will be paid in a lump sum on the first day of the seventh month following the key employee's separation from service or whether the commencement date of the installment payment period will be delayed by six months.

(c) The following defmitions apply for purposes of this section:

(1) "Key employee" as defined in Code 416(i).

(2) "Separation from service" as defined in Treas. Reg. 1.409A-1(h).

(d) This section does not apply to the extent the distribution is exempt from the requirements of Code 409A or is a payment excepted from the six-month delay rule under Treas. Reg. 1.409A-3(i)(2)(i).

4.15
FACILITY OF PAYMENT. If a Plan Benefit is payable to a minor, a person declared incompetent or a person incapable of handling the disposition of his or her property, the Committee may direct payment of that Plan Benefit to the guardian, legal representative or other person having the care and custody of that person. The Committee may require appropriate indemnification and proof of incompetency, minority, incapacity or guardianship as it may deem appropriate before distributing the Plan Benefit. Such a distribution shall completely discharge the Committee and the Bank or the Participating Subsidiary from all liability with respect to that Plan Benefit.

4.16	CHANGE IN CONTROL. The following provisions will apply upon the occurrence of a potential change in control or a change in control:

(a)   Upon the earlier of a potential change in control or a change in control, the Bank shall, as soon as possible, but not later than 60 days following the date of that potential change or change, establish a trust (the "Trust") with an institutional trustee (the "Trustee"). This Trust shall be structured and operated as a grantor trust (a so-called "rabbi trust") so that:

(1)   The Trust's assets shall be subject to the claims of the Bank's general unsecured creditors in the event of the Bank's insolvency until such time as those assets are paid to Participants and Beneficiaries in such manner and at such times as specified in this Plan;

(2) The Trust will not affect the status of the Plan as a "top hat" plan for purposes of Title I of the Employee Retirement Income Security Act of 1974; and

(3) Participants and Beneficiaries do not realize current income on amounts contributed to the Trust.

(b)   Upon a change in control, the Bank shall, as soon as possible, but not later than 60 days after that change, make an irrevocable contribution to the Trust in an amount equal to the balance of the Participants' Accounts as determined under Section 3.2 as of the Determination Date that is on or immediately before the date the contribution is remitted to the Trustee.

(c)   Within 60 days after the close of each Plan Year after a change in control has occurred, the Bank shall irrevocably deposit such additional cash or other property acceptable to the Trustee as may be required for the total value of the Trust's assets, less the accrued Trustee's fees and other operational costs determined as of the close of the Plan Year, to be no less than the total value of the Participants' Accounts determined under Section 3.2 as of the close of the Plan Year.

(d) For purposes of this section, the following definitions apply:

(1) "Change in control" means:

(A) An offeror other than the Bank has purchased shares of the stock of the Bank pursuant to a tender or exchange offer for those shares;

(B)  A person has become the beneficial owner, directly or indirectly, of securities of the Bank representing twenty-five percent (25%) or more of the combined voting power of the Bank's then outstanding securities;

(C)   The membership of the Board has changed as the result of a contested election, so that individuals who were Directors at the beginning of any twenty-four (24-) month period (whether commencing before or after the date of adoption of this 2008 Restatement) do not constitute a majority of the Board at the end of that period; or

(D) Shareholders of the Bank have approved a merger, consolidation, sale or disposition of all or substantially all of the Bank's assets, or a plan of partial or complete liquidation.

(2) "Person" has the same meaning as defined in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934.

(3)"Potential change in control" means.

(A)   Any person, including the Bank, has announced (including filing any report or statement required under applicable securities or banking law) an intention to take actions which, if concluded, would constitute a change in control of either the Bank, or the Board becomes aware that such a public announcement is imminent;

(B) Any person, including the Bank, has entered into an arrangement or agreement which, if concluded, would constitute a change in control with respect to the Bank; or

(C) The Board of Directors of the Bank approves a proposal which, if concluded, would constitute a change in control with respect to the Bank.

ARTICLE 5

BENEFICIARIES

5.1	BENEFICIARY DESIGNATION.

(a)   Each Participant shall have the right, at any time, to designate any person or persons as the Participant's Beneficiary or Beneficiaries to whom payment under this Plan shall be made if the Participant dies before complete distribution of the Participant's Plan Benefit.

(b)   A Beneficiary designation may be changed by a Participant by filing that change on a form prescribed by the Committee. The filing of a new Beneficiary designation form will cancel all Beneficiary designations previously filed.

(c) A Beneficiary designation form will be effective upon its receipt by the Committee, provided it is received before the Participant's death.

5.2	CHANGE IN MARITAL STATUS; COMMUNITY PROPERTY RIGHTS.

(a)   Any finalized divorce or marriage (other than a common law marriage) of a Participant subsequent to the date a Beneficiary designation form is filed with the Committee shall revoke that designation.

(b) If a Participant's Compensation is community property, a Beneficiary designation made by a married Participant shall not be effective unless either:

(1) The Participant's spouse is named as the Beneficiary of at least fifty percent (50%) of the Participant's Plan Benefit; or

(2) The Participant's spouse gives written consent to that Beneficiary designation.

5.3
DEFAULT BENEFICIARY. If a Participant fails to duly designate a Beneficiary, a Beneficiary designation is revoked by marriage, divorce or otherwise without the Participant duly filing a new designation, or if all designated Beneficiaries predecease the Participant, then the Participant's designated Beneficiary shall be deemed to be the person or persons surviving the Participant in the first of the following classes in which there is a survivor:

(a) The surviving spouse;

(b)   The Participant's children in equal shares, except that if any of the children predecease the Participant but leave issue surviving, then such issue shall take by right of representation the share their parent would have taken if living; and

(c) The Participant's estate.

5.4
EFFECT OF PAYMENT. The payment to the designated or default Beneficiary(ies) shall completely discharge the Bank's or the Participating Subsidiary's obligations under this Plan with respect to the deceased Participant.

ARTICLE 6

PLAN ADMINISTRATION

6.1	COMMITTEE; DUTIES.

(a)   This Plan shall be administered by a Deferred Compensation Committee which shall consist of not more than three (3) persons appointed by the Board. Members of the Committee may be Participants under this Plan.

(b) In addition to the authority granted elsewhere in this Plan document, the Committee shall have the authority to:

(1) Make, amend, interpret and enforce any rules and regulations it deems appropriate for the administration of this Plan; and

(2) Decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan.

6.2
AGENTS.   In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it deems advisable and may from time to time consult with counsel who may be counsel to the Bank.

6.3
BINDING EFFECT OF DECISIONS.  The decision or action of the Committee in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations revised by the Committee shall be final and conclusive and binding upon all persons having any interest in the Plan.

6.4
INDEMNIFICATION.   The Bank shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan (including fines, penalties and punitive or exemplary damages and attorneys' fees, including those incurred in connection with enforcing their indemnification rights under this section), except in the case of gross negligence or willful misconduct by a  Committee member.

ARTICLE 7

CLAIMS PROCEDURE

7.1
WRITTEN CLAIMS.   Any person claiming a benefit, requesting an interpretation or ruling under the Plan or requesting information under the Plan shall present the request in writing to the Committee, which shall respond in writing as soon as practicable.

7.2	DENIAL OF CLAIM. If the claim or request is denied, the written notice of denial shall state:

(a) The reasons for denial, with specific reference to the Plan provisions on which the denial is based.

(b) A description of any additional material or information required and an explanation of why it is necessary.

(c) An explanation of the Plan's claim review procedure.

7.3
REVIEW OF CLAIM.   Any person whose claim or request is denied or who has not received a response within thirty (30) days may request review by giving written notice to the Committee.  The claim or request shall be reviewed by the Committee who may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents and submit issues and comments in writing.

7.4
DECISION ON REVIEW.   The decision on review shall normally be made within sixty (60) days.  If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be one hundred twenty (120) days. The decision shall be in writing and shall state the reasons and the relevant Plan provisions.

7.5	EXHAUSTION OF REVIEW PROCESS. Claimants are required to exhaust this claims and claims review process before instituting any litigation against the Bank or a Participating Subsidiary.

ARTICLE 8

AMENDMENT AND TERMINATION OF PLAN

8.1	AMENDMENT.

(a) Board's Authority. The Board may at any time amend the Plan in whole or in part, provided, however, that no amendment shall:

(1) Directly or indirectly reduce the balance of any Participant's Account as of the effective date of that amendment, including any amounts that are to be credited as of that date;

(2) Result in the acceleration of the payment of any Plan Benefit except to the extent permissible under Code 409A; or

(3) Make any substantive change to the definition of "Interest" unless either:

(A) All of the Participants with Deferral Elections in effect at the time the change is adopted consent in writing to the change; or

(B) If that consent is not obtained, then any change to the definition of Interest shall not become effective until the first day of the Plan Year which follows the adoption of the amendment provided Participants are given written notice at least thirty (30) days before the beginning of the Plan Year that the change is to be effective.

(b) Committee's Authority.

(1)   Subject to paragraph (2) below, the Committee may adopt any technical, clerical, conforming or clarifying amendment or other change, either prospectively or retroactively, which may be necessary or desirable to:

(A) Facilitate the administration of the Plan;

(B) Clarify or simplify the Plan; or

(C) Upon the advice of counsel:

(i) Maintain the Plan's status as a "top hat" plan for purposes of ERISA; or

(ii) Comply with other applicable laws.

(2) Any formal amendment adopted by the Committee shall be in writing, signed by or on behalf of the Committee and reported to the Board at its next scheduled meeting.

8.2	EFFECT OF TERMINATION; DISTRIBUTION OF ACCOUNTS. Upon the termination of the Plan:

(a) No additional Compensation may be deferred under this Plan.

(b) Participants' Accounts shall be distributed as follows

(1) If a trust has been created under Section 4.16, the Accounts will continue to be held by the Trustee under the terms and conditions of the Trust and shall be disbursed at the time and in the manner provided in this Plan.

(2) Otherwise, the Accounts will be distributed, in the sole discretion of the Board, under one of the following methods:

(A)   The Accounts will be paid out in full within 24 months of the effective date of the termination of the Plan regardless of the elections Participants had made regarding the time and form of payment of their Accounts, provided:

(i) The termination of the Plan does not occur proximate to a downturn in the Bank's financial health;

(ii)     The Bank terminates and liquidates all other plans or other arrangements that are required to be aggregated with this Plan under Treas. Reg.  1.409A-1(c) if any Participant under this Plan also has deferred compensation payable under those other plans or other arrangements;

(iii) No payments in liquidation are made within 12 months of the effective date of the termination of the Plan, other than payments that would be payable under the Plan if termination had not occurred; and

(iv)   Within three years following the effective date of the termination of this Plan, the Bank does not adopt a new plan that would be aggregated with this Plan under Treas. Reg.  1.409A-1(c) if any Participant in this Plan participated in both.

(B) The Accounts will be distributed in a lump-sum payment as soon as administratively feasible, but only if:

(i) The Plan termination is made within 12 months of a corporate dissolution under Code 331 or with the approval of a bankruptcy court; or

(ii)   If the Plan termination is made in connection with a change in control event (as defined in Treas. Reg.  1.409A-3(i)(5)) and the requirements of Treas. Reg.  1.409A 3(j)(ix)(B) for accelerated distributions are satisfied.

ARTICLE 9

GENERAL PROVISIONS

9.1
UNFUNDED PLAN.   This Plan is intended to be an unfunded plan maintained primarily to provide deferred Compensation benefits for a "select group of key management employees or highly compensated employees" as that phrase is defined for purposes of ERISA.

9.2
UNSECURED GENERAL CREDITORS.   Participants and their Beneficiaries, heirs, successors and  assigns shall have no legal or equitable rights, interest or claims in any property or assets of the Bank or its Participating Subsidiaries, nor shall they have any rights, claims or interests in any life insurance policies, annuity contracts or the proceeds of such policies or contracts that may be owned or acquired by the Bank or a Participating Subsidiary as a source of financing for its obligations under this Plan ("Policies"). Except as provided under Section 4.16, such Policies or other assets of the Bank or its Participating Subsidiaries shall not be held under any trust for the benefit of Participants, their Beneficiaries, heirs, successors or assigns, or held in any way as collateral security for fulfilling the obligations of the Bank and its Participating Subsidiaries under this Plan. Any and all of the assets and Policies of the Bank and its Participating Subsidiaries shall be and remain their general  unrestricted assets. The obligations of the Bank and its Participating Subsidiaries under the Plan shall be that of an unfunded and unsecured promise to pay money in the future.

9.3
NONASSIGNABILITY.   Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable under this Plan. A Participant's rights to payment under this Plan are expressly declared to be unassignable and nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency.

9.4
NOT A CONTRACT OF EMPLOYMENT.   The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Bank or any of its Participating Subsidiaries and the Participant, and the Participant (or the Participant's Beneficiary) shall have no rights against the Bank or any of its Participating Subsidiaries except as may otherwise be specifically provided in this Plan. Moreover, nothing in this Plan shall be deemed to give a  Participant the right to be retained in the service of the Bank or any of its Participating Subsidiaries or to interfere with the right of the Bank or its applicable subsidiary to discipline or discharge the Participant at any time.

9.5
PARTICIPANT'S COOPERATION. As a condition of participation, a Participant shall permit the issuance of life insurance contracts on the Participant's life, shall furnish any and all information requested by the Bank, shall take such physical examinations as the Bank may deem necessary, and shall take such other action as may be requested by the Bank to facilitate the operation of this Plan. The Committee shall not be required to accept a Deferral Election by any Participant until the Participant has satisfied the underwriting requirements of a designated life insurance company. No death benefits in excess of the balance of the Account shall be paid with respect to any Participant.

9.6	EXPENSES RELATING TO ENFORCING AGREEMENT.

(a)   If a Participant incurs legal or other fees or expenses in an effort to secure, preserve or establish entitlement to compensation or benefits under this Plan or enforce any other provision of this Plan, the Bank shall, regardless of the outcome of those efforts, pay on behalf of, or reimburse the Participant for the reasonable fees and expenses incurred.

(b)   The Bank shall also pay the Participant a "double" tax gross-up payment with respect to the taxes payable by the Participant on the payment or reimbursement under subsection (a) above (that is, the payment shall be sufficient to pay the tax on the gross-up payment itself).

(c)   If the Participant does not prevail (after exhaustion of all available judicial remedies) on the claim and the Bank establishes in a court of competent jurisdiction, by clear and convincing evidence, that the Participant had no reasonable basis for the claim or acted in bad faith, then the Bank shall have no further obligation to reimburse the Participant for legal fees and expenses with regard to that claim, and the Participant shall refund any amounts previously reimbursed by the Bank with respect to that claim.

(d)   The Bank shall pay on behalf of, or reimburse the Participant for fees and expenses under this section as they are incurred within 10 days after the Participant submits a request for payment or reimbursement accompanied by evidence that the fees and expenses were incurred.

9.7
INTEREST ON DELINQUENT PAYMENTS. If the Bank or a Participating Subsidiary fails to pay a Participant or Beneficiary any amount provided under this Plan when due, the delinquent payment shall accrue interest, compounded daily, at a rate equal to the greater of:

(a) The Plan's rate of Interest; or

(b)   200 basis points over the prime commercial lending rate announced by the Bank on the date the delinquent amount was due or, if no such rate is announced on that date, the nearest prior date on which the Bank announced that rate.

9.8	GOVERNING LAW. The provisions of this Plan shall be construed and interpreted according to the laws of the State of Washington to the extent not preempted by federal law.

9.9
SEVERABILITY. If any provision of this Plan shall be held illegal or invalid for any reason, that illegality or invalidity shall not affect the Plan's remaining provisions, and the Plan shall be construed and enforced by disregarding that illegal or invalid provision.

9.10	NOTICE. Notices shall be given as follows:

(a)   Notices to the Bank or the Committee must be addressed to the Bank's principal office.   Any notice or administrative form required to be filed with the Committee by or on behalf of a Participant, Beneficiary or other distributee of a Participant's Account must be actually received by the Committee, and not simply mailed by the sender, to be effective. That is, this Plan does not follow the common law "mailbox rule" with respect to these types of communications.

(b)   Notices to Participants, Beneficiaries and other distributees of a Participant's Account must be addressed to their last address as shown in the Bank's records. The Plan follows the common law "mailbox rule" with respect to such notices.

9.11
SUCCESSORS.   The provisions of this Plan shall bind and inure to the benefit of the Bank, its Participating Subsidiaries, the Participants and their respective heirs, personal representatives, successors  and assigns. The term successors shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Bank or any of its Participating Subsidiaries, and the successors of any such corporation  or other business entity. The Bank and its Participating Subsidiaries agree that any agreement they enter  into for their merger, consolidation or sale or the sale of all or substantially all of their assets shall require the acquirer, surviving entity or buyer to assume this Plan as the successor employer.

RIVERVIEW COMMUNITY BANK
By:_______________________________
Ronald A. Wysaske
President and COO

Dated: December 17, 2008